Split-Dollar Endorsement Agreement

THIS AGREEMENT, made and entered into this 8th day of October, 2008, by and between Enfield Federal Savings and Loan Association (hereinafter referred to as the "Plan Sponsor"), a Federally Chartered Savings and Loan organized and existing under the laws of the State of Connecticut, and Scott Nogles (hereinafter referred to as the "Employee").

WHEREAS, the Employee has performed his duties in an efficient and capable manner; and

WHEREAS, the Plan Sponsor is desirous of retaining the services of the Employee; and

WHEREAS, the Plan Sponsor is desirous of assisting the Employee in paying for life insurance on his own life; and

WHEREAS, the Plan Sponsor has determined that this assistance can best be provided under a  "split-dollar" arrangement; and

WHEREAS, the Plan Sponsor and the Employee have applied for insurance policies listed below  (the "Policies") issued by various insurance companies (the “Carriers”):

 Policy Number                 Carrier

56313245                    New York Life

18184303                    Northwestern Mutual

WHEREAS, it is now understood and agreed that this split-dollar agreement is to be effective as of the date first listed above.

NOW, THEREFORE, for value received and in consideration of the mutual covenants contained herein, the parties agree as follows:

ARTICLE I
"Definitions"

For purposes of this Agreement, the following terms will have the meanings set forth below:

“Base Salary” shall mean the annual cash compensation relating to services performed during any calendar year payable to an employee for services rendered but excluding any: bonuses; commissions; overtime pay; incentive Payments; non-monetary awards; relocation expenses; retainers; directors fees and other fees; severance allowances; pay in lieu of vacations; employer-provided pensions, retirement, deferred compensation, welfare, or fringe benefits; insurance premiums paid by the employer, insurance benefits paid to the Employee or his or her Beneficiary; stock options and grants; car allowances; and expense reimbursements. Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Employee pursuant to all qualified or nonqualified plans of the employer and shall be calculated to include amounts not otherwise included in the employee’s gross income under Sections 125, 402(e)(3), 402(h), or 403(b) of the Code pursuant to plans established by the employer; provided, however, that all such amounts will be included in Compensation only to the extent that, had there been no such Plan, the amounts would have been payable in cash to the Participant.

“Cash Surrender Value of the Policies” will mean the Cash Value of the Policies; plus any dividends and/or earnings added hereto; and less any Policy Loan Balance.

“Cash Value of the Policies” will mean the cash value as calculated according to the provisions  of the Policies.

“Current Loan Value of the Policies” will mean the Loan Value of the Policies reduced by any outstanding Policy Loan Balance.

“Loan Value of the Policies” will mean the amount which with loan interest and Monthly Deductions for the Cost of Insurance, plus any applicable Surrender Charge, will equal the Cash Value of the Policies on the next loan interest due date.

“Plan Sponsor's Interest in the Policies” will be defined in Articles IV and V.

“Policy Loan Balance” at any time will mean policy loans outstanding plus interest accrued to date.

ARTICLE II
 "Allocation of Gross Premium"

The Plan Sponsor will pay all premiums on the Policies when due, according to the Schedule of Premiums in the Policies.

ARTICLE III
 "Payment of Premiums"

Any premium or portion thereof which is payable by the Employee under any Article of the Agreement may at the election of the Employee be deducted from the cash compensation otherwise payable to him and the Plan Sponsor agrees to transmit that premium or portion, along with any premium or portion thereof payable by it, to the Carriers on or before the premium due date.

ARTICLE IV
"Rights in the Policies"

The Employee will have the sole right to designate the beneficiary for a specified amount of the death proceeds of the Policies. The Plan Sponsor will have and may exercise, except as limited hereinafter, all ownership rights in the Policies. The Plan Sponsor will not without the written consent of the Employee assign its rights in the Policies, other than for the purpose of obtaining a loan against the Policies, to anyone other than the Employee. The Plan Sponsor will not take any action in dealing with the Carriers that would impair any right or interest of the Employee in the Policies. The Plan Sponsor will have the right to borrow from the Carriers, and to secure that loan by the Policies an amount which together with the unpaid interest accrued thereon, will at no time exceed the lesser of (a)  the Plan Sponsor's Interest in the Policies and  (b)  the Loan Value of the Policies.

During the Employee’s life time “The Plan Sponsor's Interest In The Policies” will mean, at any time at which the value of such interest is to be determined under this Agreement, the Cash Value of the Policies at such time, reduced by any then outstanding Policy Loan Balance with respect to any loans made or charged automatically against the Policies by the Plan Sponsor.

ARTICLE  V
"Rights to the Proceeds at Death"

Upon the death of the Employee while this Agreement is in force, the Employee’s named beneficiary(ies)  will be entitled to an amount of the policy proceeds equal to 200% of the Employee’s 2008 Base Salary based on their annualized rate of pay as of January 1, 2008 for a total Employee share equal to $ 240,000.  The remainder of the Policy Proceeds (if any) will be paid to the Plan Sponsor. Within 60 days after the death of the Employee, the Plan Sponsor will provide to the “Carriers” a written statement indicating the amount of each policy’s proceeds the Employee’s beneficiary is entitled to receive.

ARTICLE VI
"Termination of Agreement"

This Agreement may be terminated at any time while the Employee is living by written notice thereof by either the Plan Sponsor or the Employee to the other; and, in any event, this Agreement will terminate upon termination of the Employee's employment.

ARTICLE VII
"Plan Management"

For purposes of the Employee Retirement Income Security Act of 1974, the Plan Sponsor will be the "Named Fiduciary" and Plan Administrator of the split-dollar life insurance plan for which this Agreement is hereby designated the written plan instrument.  The Plan Sponsor's board of directors may authorize a person or group of persons to fulfill the responsibilities of the Plan Sponsor as Plan Administrator. The Named Fiduciary or the Plan Administrator may employ others to render advice with regard to its responsibilities under this Plan.  The Named Fiduciary may also allocate fiduciary responsibilities to others and may exercise any other powers necessary for the discharge of its duties to the extent not in conflict with the Employee Retirement Income Security Act of 1974.

ARTICLE VIII
"Claims Procedure"

(1) Filing claims.  Any insured, beneficiary or other individual (hereinafter "Claimant") entitled to benefits under the Plan or under the Policies will file a Claim request with the Plan Administrator with respect to benefits under the Plan and with the “Carriers”, with respect to benefits under the Policies.  The Plan Administrator will, upon written request of a Claimant, make available copies of any claim forms or instructions provided by the “Carriers” or advise the Claimant where such forms or instructions may be obtained.

(2) Notification to Claimant.  If a claim request is wholly or partially denied, the Plan Administrator will furnish to the Claimant a notice of the decision within 90 days in writing and in a manner calculated to the understood by the Claimant, which notice will contain the following information:
(a)   The specific reason or reasons for the denial;
(b)   Specific reference to the pertinent Plan provisions upon which the denial is based;
(c)   A description of any additional material or information necessary for the Claimant to perfect the Claim and an explanation of why such material or information is necessary; and
(d)   An explanation of the Plan's claims review procedure describing the steps to be taken by a Claimant who wishes to submit his claim for review.

(3)  Review Procedure.  A Claimant or his authorized representative may with respect to any denied claim:
(a)   Request a review upon written application filed within 60 days after receipt by the Claimant of notice of the denial of his claim;
(b)   Review pertinent documents; and
(c)   Submit issues and comments in writing

Any request or submission will be in writing and will be directed to the Named Fiduciary (or his designee).  The Named Fiduciary (or its designee) will have sole responsibility for the review of any denied claim and will take all steps appropriate in the light of its findings.

(4)  Decision on Review.  The Named Fiduciary (or its designee) will render a decision upon review of a denied claim within 60 days after receipt of a request for review.  If  special circumstances warrant additional time, the decision will be rendered as soon as possible, but not later than 120 days after receipt of request for review.  Written notice of any such extension will be furnished to the Claimant prior to the commencement of the Extension.  The decision on review will be in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, as will as specific references to the pertinent provisions of the Plan on which the decision is based. If the decision on review is not furnished to the Claimant within the time limits prescribed above, the claim will be deemed denied on review.

ARTICLE IX
"Satisfaction of Claim"

The Employee rights and interests, and rights and interests of any person taking under or through him, will be completely satisfied upon compliance by the Plan Sponsor with the provisions of the Agreement.

ARTICLE X
"Amendment and Assignment"

This Agreement may be altered, amended or modified, including the addition of any extra policy provisions, by a written instrument signed by the Plan Sponsor and the Employee.  Either party may, subject to the limitations of Article IV, assign its interest and obligations under this Agreement, provided, however, that any assignment will be subject to the terms of this Agreement.

ARTICLE XI
"Possession of Policies"

The Plan Sponsor will keep possession of the Policies.  The Plan Sponsor agrees from time to time to make the policies available to the Employee or to the “Carriers” for the purpose of endorsing or filing any change of beneficiary on the Policies but the Policies will promptly be returned to the Plan Sponsor.

ARTICLE XII
"Governing Law"

This Agreement sets forth the entire Agreement of the parties hereto, and any and all prior agreements, to the extent inconsistent herewith, are hereby superseded.  This Agreement will be governed by the laws of the State of Connecticut.

ARTICLE XIII
"Interpretation"

Where appropriate in this Agreement, words used in the singular will include the plural and words used in the masculine will include the feminine.

IN WITNESS WHEREOF, the parties have hereunto set their hand, the Plan Sponsor by its duly authorized officer, on the day and year first above written.

/s/ Scott D. Nogles
Employee

/s/ David J. O’Connor
Officer